EXHIBIT 99.1

Fifth Street Finance Corp. Announces Improved Pricing on Its Wells Fargo Credit Facility

WHITE PLAINS, N.Y., Feb. 28, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) announced today that the terms of its three-year credit facility with Wells Fargo Bank, N.A. have been amended. The interest rate of the facility has been reduced to LIBOR plus 3.0% per annum, with no LIBOR floor. In addition, the maturity date of the facility has been extended to February 25, 2014.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com